SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)


                            River Capital Group, Inc.
       -------------------------------------------------------------------
                                (NAME OF ISSUER)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
       -------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    768035107
       -------------------------------------------------------------------
                                 (CUSIP NUMBER)


       -------------------------------------------------------------------
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
                           NOTICES AND COMMUNICATIONS)


       -------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX
|_|.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                               CUSIP NO: 768035107
--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Longview Fund L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (A) |_|
                                                                         (B) |_|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY


--------------------------------------------------------------------------------
(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)

      WC
--------------------------------------------------------------------------------
(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(D) OR 2(E)
                                                                             |_|
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(6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
NUMBER           (7)   SOLE VOTING POWER
OF SHARES
BENEFICIALLY           25,676,135
OWNED BY         ---------------------------------------------------------------
EACH             (8)   SHARED VOTING POWER
REPORTING
PERSON                 No Shares
WITH             ---------------------------------------------------------------
                 (9)   SOLE DISPOSITIVE POWER

                       25,676,135
                 ---------------------------------------------------------------
                 (10)  SHARED DISPOSITIVE POWER

                       No Shares
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,676,135
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |X|

      Excludes 600,000 shares issuable upon conversion of a Note subject to a 4.99% blocker provision.
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      94.914%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

ITEM 1.     SECURITY AND ISSUER.

            Common Stock, River Capital Group, Inc., 130 King Street West, Suite 3680, Toronto, Ontario M5X 1B1, Canada

ITEM 2.     IDENTITY AND BACKGROUND.

            Longview Fund, L.P.
            600 Montgomery Street, 44th Floor
            San Francisco, CA 94111
            Citizenship - California

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            Working capital of the Fund was used for purchase of Common Stock and Warrants of the Issuer.

ITEM 4.     PURPOSE OF TRANSACTION.

            Acquisition of securities of Issuer.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            25,676,135 Shares, 94.914%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            None.

ITEM 7.     MATERIALS TO BE FILED AS EXHIBITS.

            None.

                                    SIGNATURE

      AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATED:1/30/07                                /S/ S. Michael Rudolph
                                             -----------------------------------
                                             CFO of Viking Asset Management LLC,
                                             as Investment Manager